Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Williams Scotsman International, Inc.

We have audited the accompanying consolidated balance sheets of Williams Scotsman International, Inc. (the “Company”) as of December 31, 2016 and 2015 and the related consolidated statements of comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Scotsman International, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared under the assumption that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has insufficient capital to meet its obligations as they become due within one year from the date after the financial statements are issued. There can be no assurances that the Company’s parent, Algeco Scotsman Global S.à r.l., will continue to have the ability to financially support the operations of the Company given substantial doubt exists about Algeco Scotsman Global S.à r.l.’s ability to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 6, 2017

Williams Scotsman International, Inc.

Consolidated Statements of Comprehensive Loss

(Dollars in thousands, including loss per share)

	Year ended December 31,
	2016	2015	2014
Revenues
Leasing and services revenue:
Modular leasing	$283,550	$300,212	$308,888
Modular delivery and installation	81,892	83,103	83,364
Remote accommodations	149,467	181,692	139,468
Sales:
New units	39,228	54,359	87,874
Rental units	21,942	15,661	24,825
Total revenues	576,079	635,027	644,419
Costs
Cost of leasing and services:
Modular leasing	75,516	80,081	78,864
Modular delivery and installation	75,359	77,960	73,670
Remote accommodations	51,145	73,106	67,368
Cost of sales:
New units	27,669	43,626	69,312
Rental units	10,894	10,255	16,760
Depreciation of rental equipment	105,281	108,024	89,597
Gross profit	230,215	241,975	248,848
Expenses
Selling, general and administrative expenses	152,976	152,452	161,966
Other depreciation and amortization	14,048	28,868	32,821
Impairment losses on goodwill	5,532	115,940	—
Impairment losses on intangibles	—	2,900	—
Impairment losses on rental equipment	—	—	2,849
Restructuring costs	2,810	9,185	681
Currency losses, net	13,098	12,122	17,557
Change in fair value of contingent consideration	(4,581)	(50,500)	48,515
Other expense, net	1,437	1,160	1,002
Operating income (loss)	44,895	(30,152)	(16,543)
Interest expense	97,017	92,817	92,446
Interest income	(10,228)	(9,778)	(9,529)
Loss on extinguishment of debt	—	—	2,324
Loss before income tax	(41,894)	(113,191)	(101,784)
Income tax benefit	(10,958)	(41,604)	(13,177)
Net loss	$(30,936)	$(71,587)	$(88,607)
Basic and diluted loss per share:	$(24.26)	$(56.15)	$(69.50)
Average number of common shares outstanding—basic & diluted	1,275	1,275	1,275
Cash dividends declared per share	$—	$—	$—
Net loss	$(30,936)	$(71,587)	$(88,607)
Foreign currency translation, net of income tax expense (benefit) of $565, ($3,399) and ($3,230) in 2016, 2015 and 2014, respectively	(1,283)	(24,431)	(20,455)
Comprehensive loss	$(32,219)	$(96,018)	$(109,062)

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$6,162	$9,302
Trade receivables, net of allowances for doubtful accounts of $4,948 and $2,083, respectively	81,273	80,154
Inventories	9,295	10,692
Prepaid expenses and other current assets	40,778	43,566
Total current assets	137,508	143,714
Rental equipment, net	1,004,517	1,052,863
Other property, plant and equipment, net	88,514	97,719
Notes due from affiliates	256,625	269,888
Goodwill	56,811	61,776
Other intangible assets, net	153,523	157,722
Other non-current assets	1,952	2,031
Total assets	$1,699,450	$1,785,713
Liabilities
Current liabilities
Accounts payable	$35,720	$54,592
Accrued liabilities	48,618	43,665
Accrued interest	26,911	23,079
Deferred revenue and customer deposits	49,255	54,882
Current portion of long-term debt	12,151	6,454
Current portion of notes due to affiliates	—	8,343
Total current liabilities	172,655	191,015
Long-term debt	673,285	714,350
Long-term notes due to affiliates	677,240	653,177
Deferred tax liabilities	86,269	96,428
Deferred revenue and customer deposits	53,753	58,209
Other non-current liabilities	13,117	17,184
Total liabilities	1,676,319	1,730,363
Shareholders’ Equity
Common stock: $0.01 par, 2,000 shares authorized, 1,275 issued and outstanding at December 31, 2016 and 2015	—	—
Additional paid-in capital	1,569,176	1,569,176
Accumulated other comprehensive loss	(56,928)	(55,645)
Accumulated deficit	(1,489,117)	(1,458,181)
Total shareholders’ equity	23,131	55,350
Total liabilities and shareholders’ equity	$1,699,450	$1,785,713

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

	Shares of common stock	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ equity
Balance at January 1, 2014	1,275	$—	$1,624,252	$(10,759)	$(1,297,987)	$315,506
Net loss	—	—	—	—	(88,607)	(88,607)
Other comprehensive loss	—	—	—	(20,455)	—	(20,455)
Contribution to affiliate	—	—	(55,076)	—	—	(55,076)
Balance at December 31, 2014	1,275	—	1,569,176	(31,214)	(1,386,594)	151,368
Net loss	—	—	—	—	(71,587)	(71,587)
Other comprehensive loss	—	—	—	(24,431)	—	(24,431)
Balance at December 31, 2015	1,275	—	1,569,176	(55,645)	(1,458,181)	55,350
Net loss	—	—	—	—	(30,936)	(30,936)
Other comprehensive loss	—	—	—	(1,283)	—	(1,283)
Balance at December 31, 2016	1,275	$—	$1,569,176	$(56,928)	$(1,489,117)	$23,131

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2016	2015	2014
Operating activities
Net loss	$(30,936)	$(71,587)	$(88,607)
Adjustments for non-cash items:
Depreciation and amortization	119,329	136,892	122,418
Provision for doubtful accounts	5,000	2,722	2,868
Impairment losses on rental equipment	—	—	2,849
Impairment losses on goodwill and intangibles	5,532	118,840	—
Gain on sale of rental equipment & other property, plant & equipment	(10,527)	(5,338)	(8,009)
Loss on extinguishment of debt	—	—	2,324
Interest receivable capitalized into notes due from affiliates	(7,663)	(7,431)	(3,879)
Interest payable capitalized into notes due to affiliates	—	—	15,488
Amortization of debt issuance costs and debt discounts	10,916	10,805	11,360
Change in fair value of contingent consideration	(4,581)	(50,500)	48,515
Deferred income tax benefit	(10,360)	(44,402)	(19,920)
Restructuring impairment costs	—	1,882	—
Foreign currency adjustments	12,189	12,155	20,348
Changes in operating assets and liabilities:
Trade receivables	(4,581)	8,062	(5,988)
Inventories	550	(1,231)	(1,201)
Prepaid expenses and other current assets	3,564	4,050	23,236
Accrued interest receivable	475	(1,302)	(295)
Accrued interest	3,893	8,134	15,832
Accounts payable and other accrued liabilities	(24,153)	(6,935)	(38,123)
Deferred revenue and customer deposits	(9,916)	5,049	75,826
Net cash flows from operating activities	58,731	119,865	175,042
Investing activities
Proceeds from sale of rental equipment	26,636	15,661	24,825
Purchase of rental equipment	(69,070)	(176,972)	(108,245)
Lending on notes due from affiliates	(35,477)	(25,205)	(59,002)
Repayments on notes due from affiliates	47,670	—	8,348
Proceeds from the sale of property, plant and equipment	2,365	809	70
Purchase of property, plant and equipment	(2,360)	(7,452)	(8,524)
Net cash flows from investing activities	(30,236)	(193,159)	(142,528)
Financing activities
Receipts from borrowings	151,761	222,731	288,632
Receipts from notes due to affiliates	20,000	8,238	—
Payment of financing costs	(2,000)	—	—
Repayment of borrowings	(191,431)	(148,326)	(320,659)
Repayment of notes due to affiliates	(8,294)	—	(3,660)
Principal payments on capital lease obligations	(1,430)	(5,885)	(1,357)
Net cash flows from financing activities	(31,394)	76,758	(37,044)
Effect of exchange rate changes on cash and cash equivalents	(241)	(441)	(437)
Net change in cash and cash equivalents	(3,140)	3,023	(4,967)
Cash and cash equivalents at beginning of year	9,302	6,279	11,246
Cash and cash equivalents at end of year	$6,162	$9,302	$6,279
Supplemental cash flow information:
Interest paid	$81,938	$73,959	$66,894
Income taxes paid, net of refunds received	$(1,410)	$1,550	$11,120
Assets acquired under capital leases	$63	$2,957	$10,999
Capital expenditures accrued or payable	$7,716	$2,664	$20,835

See the accompanying notes which are an integral part of these consolidated financial statements.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies

Organization and nature of operations

Williams Scotsman International, Inc. (along with its subsidiaries, the “Company”) is a corporation incorporated in the United States (“US”) under the laws of the State of Delaware. The Company, through its operating subsidiaries, engages in the leasing and sale of mobile offices, modular buildings and storage products and their delivery and installation throughout North America and also provides full-service remote workforce accommodation solutions. The Company carries out its business activities principally under the names Williams Scotsman and Target Logistics in the US, Canada and Mexico.

The Company is an indirect majority-owned subsidiary of Algeco Scotsman Global S.à r.l. (collectively with its subsidiaries, “ASG”), a limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg. ASG is principally indirectly owned by Algeco/Scotsman Holding S.à r.l. (“Holdings”), a limited liability company incorporated under the laws of Luxembourg which is principally owned by an investment fund managed by TDR Capital LLP (“TDR”).

Basis of presentation

The consolidated financial statements are prepared in conformity with US generally accepted accounting principles (“GAAP”).

Principles of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries that it controls due to ownership of a majority voting interest. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the Company. All intercompany balances and transactions are eliminated in consolidation.

Accounting estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Uses and sources of liquidity

As part of ASG, the Company is dependent upon ASG for its financing requirements as ASG uses a centralized approach to cash management and financing of its operations. The Company’s dependence on ASG to meet its financing requirements includes the effect of ASG’s cash management, the Company’s participation in the ABL Revolver, as defined in Note 9 and amounts due to ASG or its affiliates (see Note 10). ASG’s principal sources of liquidity consist of existing cash and cash equivalents, cash generated from operations, borrowings under the ABL Revolver, and financing arrangements from TDR.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

The Company anticipates that the principal uses of cash will be to fund capital expenditures, provide working capital, meet related party and external debt service requirements and finance its strategic plans. The Company will also seek to finance capital expenditures and other cash requirements in conjunction with ASG’s centralized financing approach through purchase money, capital lease, sale-leaseback or other debt arrangements, including those from TDR, that provide liquidity or favorable borrowing terms, or through other means such as one or more sales of assets, to the extent that they are permitted under the terms of the Company’s existing related party and external debt arrangements.

ASG has taken a number of actions to fund its continued operations and meet its obligations. Based on ASG’s current level of operations, estimated cash generated from operations, working capital requirements, estimated capital expenditures and debt service requirements and the consideration of its existing sources of liquidity, including available cash and availability under its ABL Revolver, ASG will be required to enter into additional facilities to provide liquidity or otherwise raise cash to fund its obligations, projected working capital requirements, debt service requirements, and capital spending requirements in the twelve months from the date of issuance of these financial statements. Those additional sources of liquidity include purchase money, capital leases, deferral of payment of management fees to its primary equity owner, sale-leaseback or other debt arrangements, including those from its primary equity owner, or through other means such as reducing capital expenditures or additional asset sales. Management believes that the plans of ASG and the Company will not successfully mitigate the substantial doubt resulting from the maturity of its ABL Revolver, which is discussed below.

As of December 31, 2016, the Company had an outstanding balance on the ABL Revolver of $628,074, which matures on July 10, 2018. As of the date of issuance of the financial statements, no agreement has yet been concluded by the Company with the ABL Revolver lenders to extend the maturity of the ABL beyond July 10, 2018. At its current leverage levels and without additional equity financing, and if earnings do not increase, the Company would likely be required to restructure (including by way of amendment of the maturity date) a portion of its indebtedness prior to the maturity of the ABL Revolver, or undertake strategic transactions that enable it to repay a material portion of its indebtedness. Management is currently negotiating with various lenders to refinance its outstanding debt, either as part of a broader transaction, or as a stand-alone debt restructuring. The Company is working to restructure its debt or undertake strategic transactions to provide sufficient liquidity to meet its financial obligations and to allow it to refinance its existing ABL Revolver at maturity; however, there can be no assurance that such additional financing restructuring or strategic transaction, can be obtained or completed on terms acceptable to the Company. If the Company is unable to obtain such additional financing or complete such transactions, the Company will need to reevaluate future operating plans. Accordingly, management has concluded that there is substantial doubt regarding the Company’s ability to continue as a going concern within one year after the date of issuance of the financial statements.

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of the business. The maturity of the Company’s ABL Revolver creates substantial doubt regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Receivables and allowances for doubtful accounts

Receivables primarily consist of amounts due from customers from the lease or sale of rental equipment, their delivery and installation, and remote accommodation services. The trade accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is based upon the amount of losses expected to be incurred in the collection of these accounts. The estimated losses are based upon a review of outstanding receivables, including specific accounts and the related aging, and on historical collection experience. Specific accounts are written off against the allowance when management determines the account is uncollectible. Activity in the allowance for doubtful accounts was as follows:

	Year ended December 31,
	2016	2015	2014
Balance at beginning of year	$2,083	$2,325	$2,138
Net charges to bad debt expense	5,000	2,722	2,868
Write-offs	(2,068)	(2,736)	(2,586)
Foreign currency translation and other	(67)	(228)	(95)
Balance at end of year	$4,948	$2,083	$2,325

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are mitigated due to the Company’s large number of customers in various geographic areas and many industry sectors. No single customer accounts for more than 10% of the Company’s receivables at December 31, 2016 and 2015. The Company performs on-going credit evaluations of its customers. Receivables related to sales are generally secured by the product sold to the customer. The Company generally has the right to repossess its rental units in the event of non-payment of receivables relating to the Company’s leasing operations.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Inventories

Inventories consist of raw materials and parts and supplies and are measured at the lower of cost or market value. The cost of inventories is based on the weighted-average cost, and includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition.

Rental equipment

Rental equipment (rental fleet) is comprised of assets held for rental and on rental to customers and remote accommodations buildings and facilities which are in use or available to be used by customers. Items of rental fleet are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Costs of improvements and betterments to rental equipment are capitalized when such costs extend the useful life of the equipment or increase the rental value of the unit. Costs incurred for equipment to meet a particular customer specification are capitalized and depreciated over the lease term. Maintenance and repair costs are expensed as incurred.

Depreciation of rental fleet assets is computed using the straight-line method over estimated useful lives and considering the residual value of those assets, as follows:

	Estimated Useful Life	Residual Value
Modular fleet	10 - 20 years	20 - 50%
Remote accommodations	15 years	0 - 25%
Other related rental equipment	2 - 7 years	0%

These useful lives and residual values vary within the Company based on the type of unit, local operating conditions and local business practices.

Other property, plant and equipment

Other property, plant and equipment is stated at cost, net of accumulated depreciation and impairment losses. Assets leased under capital leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated. Maintenance and repair costs are expensed as incurred.

Depreciation is generally computed using the straight-line method over estimated useful lives, as follows:

Buildings	10 - 40 years
Machinery and equipment	3 - 10 years
Furniture and fixtures	7 - 10 years
Software	3 - 5 years

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Goodwill and goodwill impairment

Goodwill arises upon the acquisition of businesses. Goodwill is initially measured at the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed.

Goodwill is considered to have an indefinite life and is not amortized. The Company evaluates goodwill for impairment at least annually at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components may be aggregated as a single reporting unit if they have similar economic characteristics. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the Company’s reporting units that are expected to benefit from the combination.

The Company performs its annual impairment test of goodwill at October 1. In addition, the Company performs impairment tests during any reporting period in which events or changes in circumstances indicate that impairment may have occurred. In assessing the fair value of its reporting units, the Company considers the market approach and the income approach. Under the market approach, the fair value of the reporting unit is based on quoted market prices of companies comparable to the reporting unit being valued. Under the income approach, the fair value of the reporting unit is based on the present value of estimated cash flows. The income approach is dependent on a number of significant management assumptions, including estimated future revenue growth rates, gross margins on sales, operating margins, capital expenditures, tax rates and discount rates.

If the carrying amount of the reporting unit exceeds the calculated fair value, the implied fair value of the reporting unit’s goodwill is determined. The Company determines the fair value of the respective assets and liabilities of the reporting unit as if the reporting unit had been acquired in separate and individual business combinations and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to their respective assets and liabilities is the implied fair value of goodwill. An impairment charge is recognized to the extent the carrying amount of goodwill exceeds the implied fair value.

Intangible assets other than goodwill

Intangible assets that are acquired by the Company and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually. The Company’s indefinite-lived intangible assets consist of trade names. The Company calculates fair value using a relief-from-royalty method and comparing to the carrying amount of the indefinite-lived intangible asset. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment charge would be recorded to the extent the recorded indefinite-lived intangible asset exceeds the fair value.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Other intangible assets that have finite useful lives are measured at cost less accumulated amortization and impairment losses, if any. Subsequent expenditures for intangible assets are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. Amortization is recognized in profit or loss on an accelerated basis or a straight-line basis over the estimated useful lives of intangible assets. The Company has customer relationship assets with lives ranging from 3 to 9 years and a non-compete agreement with a useful life of 5 years. Amortization of intangible assets is included in other depreciation and amortization on the consolidated statements of comprehensive loss.

Impairment of long-lived assets

Fixed assets including rental equipment and other property, plant and equipment and amortizable intangible assets are reviewed for impairment as events or changes in circumstances occur indicating that the carrying value of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset. If future net undiscounted cash flows exceed the carrying amount of an asset, no impairment is recognized. If not, such assets are considered to be impaired and the impairment is recognized for the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Debt issuance costs and debt discounts

The Company incurs debt issuance costs on its external debt and records debt discounts on notes due to affiliates. The debt discount allocation methodology utilized by ASG was based upon the amount each subsidiary contributed to the settlement of the previous debt facilities and ultimately, the net proceeds received by the Company. Debt issuance costs and debt discounts are deferred and amortized over the term of the debt and notes due to affiliates, respectively, based on the effective interest rate method. These costs are presented in the balance sheet as a direct deduction from the carrying amount of debt and notes due to affiliates.

Retirement benefit obligation

The Company provides benefits to certain of its employees under defined contribution benefit plans. The Company’s contributions to these plans are generally based on a percentage of employee compensation or employee contributions. These plans are funded on a current basis. For its US and Canada employees, the Company sponsors defined contribution benefit plans that have discretionary matching contribution and profit-sharing features. For the years ended December 31, 2016, 2015 and 2014, the Company made matching contributions of $2,404, $2,487 and $1,303 to these plans, respectively. In 2015, the employer contribution match on the US plan increased from a maximum of 2.5% to 4.5% of the employee’s base salary. The Company did not contribute under the profit-sharing feature during 2016, 2015 and 2014.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Common stock

The Company’s outstanding shares are classified as equity. Incremental costs directly attributable to the issuance of those shares are recognized as a deduction from equity, net of any tax effects.

Share-based payments

ASG maintains certain share-based payment plans. The terms of those plans result in the awards being treated as liability plans. When the liability is dependent on a performance condition outside of the Company’s control no accrual is made unless the performance condition is probable. The cost of awards under these plans is measured initially at fair value at the grant date, which is the date at which the Company and the participants have a shared understanding of the terms and conditions of the arrangement. The fair value for which the performance obligation is probable is expensed over the applicable service period with recognition of a corresponding liability. The liability is remeasured to fair value at each reporting date with changes in fair value attributed to vested awards recognized as expense in the period.

Foreign currency transactions and translation

The Company’s reporting currency is the US Dollar (“USD”). Exchange rate adjustments resulting from foreign currency transactions are recognized in profit or loss, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive loss, a component of shareholders’ equity.

The assets and liabilities of subsidiaries whose functional currency is different from the USD are translated into USD at exchange rates at the reporting date and income and expenses are translated using average exchange rates for the respective period.

Exchange rate adjustments resulting from transactions in foreign currencies (currencies other than the Company entities’ functional currencies) are translated to the respective functional currencies using exchange rates at the dates of the transactions and are recognized in profit or loss.

Foreign exchange gains and losses arising from a receivable or payable to a consolidated Company entity, the settlement of which is neither planned nor anticipated in the foreseeable future, are considered to form part of a net investment in the Company entity and are included within accumulated other comprehensive loss.

Revenue recognition

The Company generates revenue from leasing rental equipment, delivery, installation, maintenance and removal services, remote accommodation services, including other services related to accommodation services, and sales of new and used rental equipment. The Company enters into arrangements with a single deliverable as well as multiple deliverables. Revenue under arrangements with multiple deliverables is recognized separately for each unit of accounting with the arrangement consideration allocated based on the relative selling price method. To the extent that multiple contracts with a single counter party are entered into, management considers whether they should be considered as one contract for accounting purposes.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Modular leasing and services revenue

Income from operating leases is recognized on a straight-line basis over the lease term. Delivery, installation, maintenance and removal services associated with rental activities are recognized upon completion of the related services.

The Company’s lease arrangements typically include lease deliverables such as the lease of modular space or portable storage units and related services including delivery, installation, maintenance and removal services. Arrangement consideration is allocated between lease deliverables and non-lease deliverables based on the relative estimated selling (leasing) price of each deliverable. Estimated selling (leasing) price of the lease deliverables and non-lease deliverables is based upon the best estimate of selling price method.

When leases and services are billed in advance, recognition of revenue is deferred until services are rendered. If equipment is returned prior to the contractually obligated period, the excess, if any, between the amount the customer is contractually required to pay over the cumulative amount of revenue recognized to date, is recognized as incremental revenue upon return.

Rental equipment is leased generally under operating leases and, from time to time, under sales-type lease arrangements. Operating lease minimum contractual terms generally range from 1 month to 60 months, and averaged approximately 10 months for the year ended December 31, 2016.

Future committed modular leasing revenues under non-cancelable operating leases with our customers at December 31, 2016 for the years ended December 31, 2017 - 2021 and thereafter were as follows:

Operating Leases
2017	$74,100
2018	25,491
2019	8,731
2020	3,632
2021	1,424
Thereafter	1,837

Remote accommodations revenue

Revenue related to remote accommodations such as lodging and related ancillary services is recognized in the period in which services are provided pursuant to the terms of contractual relationships with the customers. In some contracts, rates may vary over the contract term. In these cases, revenue is generally recognized on a straight-line basis over the contract. Certain of the remote accommodations arrangements contain a lease of the lodging facilities and other non-lease services. Arrangement consideration is allocated between lodging and services based on the relative estimated selling (leasing) price of each deliverable. Estimated price of the lodging and services deliverables is based on the price of lodging and services when sold separately or based upon the best estimate of selling price method.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Remote accommodations revenue is comprised of $79,957, $73,332 and $2,239 of lease revenue in the years ended December 31, 2016, 2015 and 2014, respectively. Remote accommodations revenue is comprised of $69,510, $108,360 and $137,229 of lodging and other remote accommodations services revenue in the years ended December 31, 2016, 2015 and 2014, respectively.

The remote accommodations business has committed lease revenue of $45,987 for each of the years ended December 31, 2017, 2018 and 2019 and $45,616 and $33,028 for the years ended December 31, 2020 and 2021, respectively.

Sales revenue

Sales revenue is primarily generated by the sale of new and used units. Revenue from the sale of new and used units is recognized upon delivery when there is evidence of an arrangement, the significant risks and rewards of ownership have been transferred to the buyer, the price is fixed or determinable and collectability is reasonably assured.

A portion of the Company’s results are derived from long-term contracts to customers for the sale of equipment and provision of services. Revenue under these construction-type contracts is generally recognized using percentage of completion accounting. The Company combines contracts for accounting purposes when they are negotiated as a package with an overall profit margin objective. These essentially represent an agreement to do a single project for a single customer, involve interrelated construction activities with substantial common costs, and are performed concurrently or sequentially. When a group of contracts is combined, revenue and profit are earned uniformly over the performance of the combined contracts. Similarly, the Company segments a single contract or group of contracts when a clear economic decision has been made during contract negotiations that would produce different rates of profitability for each element or phase of the contract.

Construction-type contract revenue includes the initial amount agreed in the contract plus any variations in contract work, claims and incentive payments to the extent that it is probable that those variations will result in revenue and can be measured reliably. When the outcome of a construction contract can be estimated reliably, contract revenue and expenses are recognized in profit or loss in proportion to the stage of completion of the contract determined by reference to the proportion of the costs incurred to date compared to estimated total costs under the contract. An expected loss on a contract is recognized immediately in profit or loss when it becomes evident. For each construction contract in progress, a single asset (costs in excess of billings) or liability (deferred revenue) is presented for the total of costs incurred and recognized profits, net of progress payments and recognized losses, in trade receivables or deferred revenue.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Advertising and promotion

Advertising and promotion expense, which is expensed as incurred, was $3,470, $4,598 and $4,599 for the years ended December 31, 2016, 2015 and 2014, respectively.

Shipping costs

The Company includes costs to deliver rental equipment to customers in cost of leasing and services and cost of sales.

Income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records deferred tax assets to the extent it believes that it is more likely than not that these assets will be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized.

Deferred tax liabilities are recognized for the income taxes on the undistributed earnings of wholly-owned foreign subsidiaries unless such earnings are permanently reinvested, or will only be repatriated when possible to do so at minimal additional tax cost. Current income tax relating to items recognized directly in equity is recognized in equity and not in profit (loss) for the year.

The Company assesses the likelihood that each of the deferred tax assets will be realized. To the extent management believes realization of any deferred tax assets are not more likely than not the Company establishes a valuation allowance. When a valuation allowance is established or there is an increase in an allowance in a reporting period, tax expense is generally recorded in the Company’s consolidated statement of comprehensive loss. Conversely, to the extent circumstances indicate that a valuation allowance is no longer necessary, that portion of the valuation allowance is reversed, which generally reduces the Company’s income tax expense.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

In accordance with applicable authoritative guidance, the Company accounts for uncertain income tax positions using a benefit recognition model with a two-step approach; a more-likely-than-not recognition criterion; and a measurement approach that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more-likely-than-not that the benefit of the tax position will be sustained on its technical merits, no benefit is recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. The Company classifies interest on tax deficiencies and income tax penalties within income tax expense.

Loss per share

Basic loss per share (“LPS”) is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted LPS is computed similarly to basic net loss per share, except that it includes the potential dilution that could occur if dilutive securities were exercised. The Company did not have any dilutive securities outstanding in the years ended December 31, 2016, 2015, and 2014.

The following table is a reconciliation of net loss and weighted-average shares of common stock outstanding for purposes of calculating basic and diluted LPS for the years ended December 31:

	2016	2015	2014
Numerator
Net loss	$(30,936)	$(71,587)	$(88,607)
Denominator
Average shares outstanding—basic & diluted	1,275	1,275	1,275
Loss per share—basic & diluted	$(24.26)	$(56.15)	$(69.50)

Fair value measurements

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The inputs are prioritized into three levels that may be used to measure fair value:

Level 1: Inputs that reflect quoted prices for identical assets or liabilities in active markets that are observable.

Level 2: Inputs that reflect quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

Level 3: Inputs that are unobservable to the extent that observable inputs are not available for the asset or liability at the measurement date.

Recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which prescribes a single comprehensive model for entities to use in the accounting for revenue arising from contracts with customers.

The new guidance will supersede virtually all existing revenue guidance under U.S. GAAP and is effective for fiscal years beginning after December 15, 2017. The core principle contemplated by this new standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount reflecting the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers are also required. In April and May 2016, the FASB also issued clarifying updates to the new standard specifically to address certain core principles including the identification of performance obligations, licensing guidance, the assessment of the collectability criterion, the presentation of taxes collected from customers, noncash considerations, contract modifications, and completed contracts at transition.

The Company currently anticipates adopting the new revenue recognition standard using the modified retrospective approach in the fiscal year beginning January 1, 2018. This approach consists of recognizing the cumulative effect of initially applying the standard as an adjustment to opening retained earnings. As part of the modified retrospective approach in the year of adoption, the Company will present comparative periods under legacy GAAP and disclose the amount by which each financial statement line item was affected as a result of applying the new standard and an explanation of significant changes. The Company is currently evaluating the impact that the updated guidance will have on the Company’s financial statements and related disclosures. As part of the implementation process, the Company is holding regular meetings with key stakeholders from across the organization to discuss the impact of the standard on its existing contracts.

The Company is utilizing a bottom-up approach to analyze the impact of the standard on its portfolio of contracts by reviewing the Company’s current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to the Company’s existing revenue contracts. The Company expects to complete this evaluation prior to issuance of its 2017 financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance revises existing practice related to accounting for leases under Accounting Standards Codification (“ASC”) Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

1. Summary of Significant Accounting Policies (Continued)

For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. The new standard will be effective as of the beginning of the fiscal year ending December 31, 2019. Early adoption is permitted. The Company is currently evaluating the impact of the pronouncement on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The standard is intended to eliminate diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard will be effective for the fiscal year ending December 31, 2018. Early adoption is permitted for all entities. The Company does not believe the pronouncement will have a significant impact on its consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16 Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The standard is intended to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The new standard will be effective for the fiscal year ending December 31, 2018. Early adoption is permitted for all entities. The Company does not believe the pronouncement will have a significant impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other Topics (Topic 350): Simplifying the Test for Goodwill Impairment. The standard eliminates the requirement to calculate the implied fair value of goodwill of a reporting unit to measure a goodwill impairment charge. Instead, an impairment charge is recorded based on the excess of a reporting unit’s carrying amount over its fair value. The new standard will be effective for the fiscal year ending December 31, 2021. Early adoption is permitted for all entities for annual and interim goodwill impairment testing dates after January 1, 2017. The Company is currently evaluating the timing of adoption.

2. Inventories

The classification of inventories at December 31 was as follows:

	2016	2015
Raw materials and consumables	$8,937	$10,075
Finished goods	358	617
	$9,295	$10,692

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

3. Prepaid Expenses and other current assets

Prepaid expenses and other current assets at December 31 included the following:

	2016	2015
Prepaid expenses	$5,735	$7,081
Other current assets	5,051	6,092
Interest receivable on notes due from affiliates	10,042	9,204
Receivables due from affiliates	19,950	21,189
	$40,778	$43,566

4. Rental equipment, net

Rental equipment, net at December 31 consisted of the following:

	2016	2015
Modular fleet	$1,132,397	$1,107,675
Remote accommodations	292,712	286,831
	1,425,109	1,394,506
Less: accumulated depreciation	(420,592)	(341,643)
Rental equipment, net	$1,004,517	$1,052,863

Included in rental equipment are certain assets under capital leases. The gross cost of rental equipment assets under capital leases was $1,573 and $1,536 as of December 31, 2016 and 2015, respectively. The accumulated depreciation related to rental equipment assets under capital leases totaled $702 and $477 as of December 31, 2016 and 2015, respectively. The depreciation expense for these assets is presented in depreciation of rental equipment in the consolidated statements of comprehensive loss. As more fully disclosed in Note 9, the Company has entered into an equipment financing arrangement. The net book value of the assets acquired through the financing arrangement that are included in rental equipment was $15,469 and $16,615 as of December 31, 2016 and 2015, respectively.

In 2014 the Company recognized impairment charges on rental equipment of $2,849 primarily due to declining customer demand for specific unit types in its Modular—Other North America segment, see Note 18.

The impairment charges were based on the excess of the carrying value of the specific rental equipment and its estimated fair value. Fair value was also evaluated based upon the sales value of comparable assets. The inputs utilized by management to estimate the fair value of the fleet are representative of a Level 2 fair value measurement.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

5. Other property, plant and equipment, net

Other property, plant and equipment, net at December 31 consisted of the following:

	2016	2015
Buildings and leasehold improvements	$91,278	$92,746
Manufacturing and office equipment	48,084	50,606
Software and other	33,294	32,683
	172,656	176,035
Less: accumulated depreciation	(84,142)	(78,316)
Other property, plant and equipment, net	$88,514	$97,719

Depreciation expense related to other property, plant and equipment was $9,834, $10,077 and $9,614 for the years ended December 31, 2016, 2015 and 2014, respectively.

Included in other property, plant and equipment are certain assets under capital leases. The gross cost of property, plant and equipment assets under capital leases was $7,558 and $8,443 as of December 31, 2016 and 2015, respectively. The accumulated depreciation related to property, plant and equipment assets under capital leases was $5,654 and $6,099 as of December 31, 2016 and 2015, respectively. The depreciation expense for these assets is presented in other depreciation and amortization in the consolidated statement of comprehensive loss. As more fully disclosed in Note 9, the Company has entered into various sale leaseback transactions associated with several of its branches in North America. The net book value of the assets under sale leaseback transactions that are included in property, plant, and equipment was $29,715 and $10,192 as of December 31, 2016 and 2015, respectively.

6. Notes due from affiliates

Notes due from affiliates at December 31 consisted of the following:

Debt description	Interest rate	Years of maturity	2016	2015
Notes due from affiliate	1.1 - 5.0%	2017 - 2021	256,625	269,888
Total notes due from affiliates			256,625	269,888

The expected future principal payment receipts for each of the next five years are as follows:

2017	$—
2018	196,398
2019	35,868
2020	—
2021	24,359
Thereafter	—
Total	256,625

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

6. Notes due from affiliates (Continued)

Interest income of $10,228, $9,778 and $9,529 associated with these notes receivable is reflected in interest expense in the consolidated statement of comprehensive loss for the years ended December 31, 2016, 2015 and 2014, respectively. The Company records interest income on notes due from affiliates based on the stated interest rate in the loan agreement. The Company does not charge, and therefore does not defer and amortize, loan origination costs on notes due from affiliates. Interest receivable of $10,042 and $9,204 associated with these notes due from affiliates are reflected in prepaid expenses and other current assets in the consolidated balance sheet at December 31, 2016 and 2015, respectively.

The Company’s parent, ASG, has the intent and the ability to modify the due dates of the facilities. Classification in the consolidated balance sheets is based on the expectation of when payments will be made.

The fair value of the Company’s Notes due from affiliates was $247.4 million and $248.5 million at December 31, 2016 and 2015, respectively. The notes due from affiliates is a level 2 instrument that was valued using similar publicly-traded instruments with a readily-available market value as a proxy.

7. Goodwill and other intangible assets

Changes in the carrying amount of goodwill were as follows:

	Modular—Other North America	Remote Accommodations	Consolidated
Balance at January 1, 2015	$73,406	$116,576	$189,982
Impairment losses	—	(115,940)	(115,940)
Effect of movements in foreign exchange rates	(11,630)	(636)	(12,266)
Balance at December 31, 2015	61,776	—	61,776
Impairment losses	(5,532)	—	(5,532)
Effect of movements in foreign exchange rates	567	—	567
Balance at December 31, 2016	$56,811	$—	$56,811

The Company recognized a goodwill impairment charge in 2016 of $5,532, associated with Mexico, which is included in the Modular—Other North America segment. The impairment was the result of a decline in the operating results and a reevaluation of future growth.

The Company recognized a goodwill impairment charge of $115,940 in 2015 associated with its Remote Accommodations segment in North America. The impairment was the result of a decline in the operating results associated with customers in the oil and gas industries.

The Company estimated the implied fair value of goodwill using the income and market approaches. The estimate of fair value required the Company to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of reporting units and the markets in which they operate.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

7. Goodwill and other intangible assets (Continued)

Accumulated goodwill impairment losses were $847,955, $842,423, and $726,483 as of December 31, 2016, 2015, and 2014 respectively. The $847,955 of accumulated impairment losses as of December 31, 2016 includes: $726,483 of losses pertaining to the Modular—US segment; $5,532 of losses pertaining to the Modular—Other North America segment; and $115,940 of charges pertaining to the Remote Accommodations segment.

Intangible assets other than goodwill at December 31 consisted of the following:

	2016
	Weighted average remaining life in years	Gross carrying amount	Accumulated amortization	Net book value
Intangible assets subject to amortization:
Customer relationships	5.1	$16,944	$(7,386)	$9,558
Non-compete agreements	1.2	11,400	(8,835)	2,565
Total		$28,344	$(16,221)	$12,123
Indefinite-lived intangible assets:
Trade names		141,400	—	141,400
Total intangible assets other than goodwill		$169,744	$(16,221)	$153,523

	2015
	Weighted-average remaining life in years	Gross carrying amount	Accumulated amortization	Net book value
Intangible assets subject to amortization:
Customer relationships	6.1	$16,923	$(5,446)	$11,477
Non-compete agreements	2.2	11,400	(6,555)	4,845
Total		$28,323	$(12,001)	$16,322
Indefinite-lived intangible assets:
Trade names		141,400	—	141,400
Total intangible assets other than goodwill		$169,723	$(12,001)	$157,722

The Company recognized a $2,900 intangible impairment charge in 2015 associated with the trade name used by the Remote Accommodations segment in North America. The facts and circumstances leading to the impairment and the method for determining the fair value was consistent with the goodwill impairment charges in 2015.

The aggregate amortization expense for intangible assets subject to amortization was $4,214, $18,791 and $23,207 for the years ended December 31, 2016, 2015 and 2014, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

7. Goodwill and other intangible assets (Continued)

The estimated aggregate amortization expense for each of the next five years is as follows:

2017	$4,216
2018	2,210
2019	1,800
2020	1,800
2021	1,800

8. Accrued liabilities

Accrued liabilities at December 31 consisted of the following:

	2016	2015
Accrued expenses	$19,376	$20,141
Employee related liabilities	18,646	12,925
Insurance reserve	5,942	6,470
Accrued income taxes	576	223
Amounts due to affilitates	961	1,713
Accrued restructuring	1,793	2,055
Other accrued liabilities	1,324	138
	$48,618	$43,665

9. Debt

The carrying value of debt outstanding at December 31 consisted of the following:

Debt description	Interest rate	Year of maturity	2016	2015
ABL revolver—USD	varies	2018	585,978	636,662
ABL revolver—CAD	varies	2018	37,737	48,147
Capital lease and other financing obligations			61,721	35,995
Total debt			685,436	720,804
Less: current maturities			(12,151)	(6,454)
Total long-term debt			$673,285	$714,350

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

9. Debt (Continued)

The aggregate annual principal maturities of debt and capital lease obligations for each of the next five years are as follows:

2017	$12,151
2018	643,162
2019	1,979
2020	367
2021	5,203

ABL Revolver

ASG, with participating subsidiaries including the Company, maintains a multicurrency asset—based revolving credit facility (the “ABL Revolver”). The ABL Revolver was entered into in October 2012 and was last amended on March 31, 2017 (see Extended ABL Revolver below). At December 31, 2016, the ABL Revolver had a maximum aggregate availability of the equivalent of $1.355 billion. The maximum aggregate availability included $760.0 million and $175.0 million of maximum aggregate US dollar and Canadian dollar (“CAD”) availability, respectively. The amount which could be borrowed was based on a defined formula of available assets, principally tangible assets calculated monthly (the “borrowing base”). The ABL Revolver included certain financial covenants, which consisted of a leverage ratio and a fixed charge coverage ratio, calculated on an ASG level. Prior to the ABL Revolver amendment, these financial covenants were only subject to monitoring in the event that ASG’s borrowings under the ABL have exceeded 90% of the available facility.

Borrowings under the ABL Revolver bore interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a margin. The margin varied based on the amount of total borrowings under the ABL Revolver with the margin increasing as borrowings increased. At December 31, 2016, that margin was 2.5% and the weighted average interest rate for borrowings under the ABL Revolver was 3.46%. At December 31, 2016, the ABL Revolver required the payment of an annual commitment fee on the unused available borrowings of between 0.375% and 0.5% per annum.

At December 31, 2016, the Company had issued letters of credit under the ABL Revolver in the amount of $10.1 million. At December 31, 2016, letters of credit and bank guarantees carried fees of 2.625% of the outstanding balance and reduce the amount of available borrowings.

Extended ABL Revolver

On March 31, 2017, the ABL Revolver was amended to provide for a maximum availability of the equivalent of $1.1 billion, with a maturity date of July 10, 2018 and to amend other terms as discussed below. As amended, the maximum availability attributable to the Company includes $740.0 million and $100.0 million of maximum aggregate USD and CAD availability, respectively. The amount which can be borrowed under the ABL Revolver, as amended, is based on the borrowing base and is secured by a first lien on tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables in the US, Canada, the United Kingdom, Australia and New Zealand. At December 31, 2016, the outstanding borrowings under the ABL Revolver are classified as long-term debt as a result of the amendment.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

9. Debt (Continued)

The ABL Revolver, as amended, includes a financial covenant regarding minimum quarterly latest twelve month “Consolidated EBITDA”, as defined in the ABL Revolver, as amended, calculated on an ASG level, but no longer includes the leverage ratio and fixed charge coverage ratio financial covenants discussed above. Additionally, the ABL Revolver, as amended, requires a minimum of $130.0 million of excess availability, and requires minimum cash, on the last day of each month, of $20.0 million with each of these terms being applicable on an ASG level. The ABL and the ABL, as amended, contain restrictions on the payment of dividends by the company.

Borrowings under the ABL Revolver, as amended, bear interest payable on the first day of each quarter for the preceding quarter at a variable rate based on LIBOR or another applicable regional bank rate plus a margin of 3.75%. The ABL Revolver, as amended, requires the payment of an annual commitment fee on the unused available borrowings of between 0.375% and 0.5% per annum. Letters of credit and bank guarantees carry fees of 3.875% of the outstanding balance and reduce the amount of available borrowings.

The ABL Revolver, as amended, includes a letter of credit sublimit of $100.0 million that is subject to the borrowing capacity. The letter of credit sublimit includes $30.0 million and $15.0 million of USD and CAD sublimits, respectively. Letters of credit and bank guarantees carry fees of 3.875% of the outstanding balance and reduce the amount of available borrowings.

Borrowings under the ABL Revolver

Certain subsidiaries of the Company are borrowers and guarantors under ASG’s ABL Revolver which matures July 10, 2018. At December 31, 2016 and 2015, ASG had $853.2 million and $936.6 million outstanding under the ABL Revolver, respectively. The Company has recorded $628.1 million and $694.7 million under the ABL Revolver on its consolidated balance sheet at December 31, 2016 and 2015, respectively. Remaining debt issuance costs of $4,359 and $9,906 at December 31, 2016 and 2015, respectively, are included in the carrying value of debt. The subsidiaries of the Company that are borrowers under the ABL Revolver also guarantee the balance of ASG’s ABL revolver and accordingly have guaranteed $225.1 million and $241.9 million at December 31, 2016 and 2015, respectively, in addition to amounts recorded on the consolidated balance sheets.

The amounts which the Company can borrow under the ABL Revolver, as amended, are based on defined formulas of available US and Canadian assets, principally tangible assets calculated monthly.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

9. Debt (Continued)

Capital lease and other financing obligations

The Company’s capital lease and financing obligations at December 31, 2016 primarily consisted of $24.3 million associated with an equipment financing arrangement, $22.4 million under sale-leaseback transactions, and $15.0 million of capital leases. The Company’s capital lease and financing obligations are presented net of $1.7 million of debt issuance costs.

The $24.3 million related to the equipment financing arrangement is due in March 2019 and bears interest at 11.1%. Under this arrangement, the Company transferred title and ownership of certain rental equipment, assigned a portion of future lease payments, and can repurchase the rental equipment for one dollar in March 2019. The outstanding amount under this agreement was $20.0 million at December 31, 2015. The agreement was amended in December 2016 to provide for an additional $10.8 million of equipment financing.

In 2016, the Company sold four branch locations in the US for aggregate proceeds of $24.2 million and simultaneously leased the associated properties back from the various purchasers. Due to the terms of the lease agreements, these transactions are treated as financing arrangements. These transactions contain non-recourse financing which is a form of continuing involvement and precludes the use of sale-lease back accounting. The terms of the financing arrangements range from approximately eighteen months to ten years. The interest rates implicit in these financing arrangements is approximately 8.0%.

The Company’s capital leases primarily relate to real estate, equipment and vehicles and have interest rates ranging from 1.0% to 20.7%.

Loss on extinguishment of debt

The Company previously held other debt in the amount of $38.5 million to finance certain rental equipment. This debt was repaid in January 2014 in the amount of $40.8 million including interest and penalties associated with the early termination of the agreement. The Company recognized a loss on extinguishment of debt of $2.3 million for the year ended December 31, 2014 associated with the repayment of this debt.

10. Notes due to affiliates

At December 31, 2015, ASG had outstanding $1,075.0 million of 8.5% and €275.0 million of 9.0%, fixed rate senior secured notes due October 15, 2018 (the “Senior Secured Notes”) and $745.0 million of 10.75%, fixed rate senior unsecured notes due October 15, 2019 (the “Senior Unsecured Notes”). In November 2016, ASG issued $20.0 million of additional 8.5% Senior Secured Notes due October 15, 2018 to a TDR affiliate. As a result of this issuance, as of December 31, 2016, ASG’s total outstanding Senior Secured Notes were $1,095.0 million and €275.0 million. These notes bear interest payable semi-annually on April 15th and October 15th. Certain of ASG’s subsidiaries including the Company and its US and Canadian subsidiaries guarantee the Senior Secured Notes and the Senior Unsecured Notes. The guarantees of the US and Canadian guarantors are secured by a second lien on their tangible assets which comprise substantially all rental equipment, property, plant and equipment and trade receivables in the US and Canada. The Company would be required to perform under the guarantees in the event that ASG fails to repay amounts borrowed under the Senior Secured Notes and the Senior Unsecured Notes and interest and other charges associated therewith, or fails to comply with the provisions of the related indentures.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

10. Notes due to affiliates (Continued)

ASG has distributed its borrowings under the Senior Secured Notes and Senior Unsecured Notes to entities within ASG including the Company through intercompany loans, which are recorded by the Company as notes due to affiliates. Included in the carrying value of amounts due to affiliates are unamortized debt issuance costs of $10,043 and $14,106 at December 31, 2016 and 2015, respectively, charged by ASG to the Company.

The carrying value of the Company’s amounts due to affiliates at December 31 consisted of the following:

Description	Interest rate	Year of maturity	2016	2015
Note due to affiliate	8.60%	2018	$565,501	$545,501
Note due to affiliate	8.60%	2019	121,782	121,782
Note due to affiliate	5.60%	2016	—	8,343
Debt issuance costs			(10,043)	(14,106)
Total notes due to affiliates			677,240	661,520
Less: current maturities			—	(8,343)
Total long-term notes due to affiliates			$677,240	$653,177

The aggregate annual principal maturities of debt for each of the next five years are as follows: June 2018—$545,501; October 2018—$20,000; and October 2019—$121,782.

Interest expense of $58,756, $58,148 and $57,578 associated with these notes payable is reflected in interest expense in the consolidated statement of comprehensive loss for the years ended December 31, 2016, 2015 and 2014, respectively. Interest on the notes payable is payable on a semi-annual basis. Accrued interest of $24,682 and $19,852 associated with these notes payable is reflected in accrued interest in the consolidated balance sheet at December 31, 2016 and 2015, respectively.

The Company’s parent, ASG, has the intent and the ability to modify the due dates of the facilities. Classification in the consolidated balance sheets is based on the expectation of when payments will be made.

The fair value of the Company’s notes due to affiliates was $581.8 million and $453.9 million at December 31, 2016 and 2015, respectively. The notes due to affiliates are a level 2 instrument that was valued using similar publicly-traded instruments with a readily-available market value as a proxy.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

11. Other non-current liabilities

Other non-current liabilities at December 31 consisted of the following:

	2016	2015
Employee benefits	$150	$150
Contingent consideration	—	4,581
Other long-term liabilities	12,967	12,453
	$13,117	$17,184

12. Equity

Common Stock

The Company has 1,275 shares of common stock issued and outstanding, out of 2,000 shares of common stock authorized to be issued.

All, or in certain cases a majority, of the issued and outstanding shares of the Company and each of its subsidiaries are pledged to secure obligations under the ABL Revolver, as amended, and Senior Secured Notes.

Accumulated other comprehensive loss

Accumulated other comprehensive loss at December 31 consisted of the following:

	2016	2015
Accumulated other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(56,928)	$(55,645)

13. Income taxes

The components of income tax benefit (expense) for the years ended December 31, 2016, 2015 and 2014 are comprised of the following:

	2016	2015	2014
US Federal and State
Current	$(1,196)	$(2,988)	$(295)
Deferred	10,102	45,215	20,244
Outside of US
Current	1,794	191	(6,448)
Deferred	258	(814)	(324)
Total income tax benefit	$10,958	$41,604	$13,177

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

13. Income taxes (Continued)

Income tax results differed from the amount computed by applying the United States statutory income tax rate of 35% to the loss before income taxes for the following reasons for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Income (loss) before income tax
United States	$(32,619)	$(106,056)	$(129,396)
Non-U.S.	(9,275)	(7,135)	27,612
Total loss before income tax	$(41,894)	$(113,191)	$(101,784)
U.S. Federal statutory income tax benefit	$14,663	$39,617	$35,624
Effect of tax rates in foreign jurisdictions	(669)	(695)	2,616
State income tax benefit (expense), net of federal benefit	700	5,070	1,993
Non-deductible items, net	(185)	(739)	(1,450)
Non-deductible monitoring fee	(1,938)	(906)	(2,508)
Unremitted foreign earnings	1,585	(291)	2,053
Target earnout	1,603	17,675	(16,980)
Non-deductible goodwill impairment	(1,920)	(12,409)	—
Valuation allowances	36	(952)	(1,956)
Non-deductible deferred financing fees	(1,465)	(1,541)	(1,748)
Non-deductible stewardship	(1,855)	(2,256)	(4,542)
Other	403	(969)	75
Reported income tax benefit	$10,958	$41,604	$13,177
Effective income tax rate	26%	37%	13%

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

13. Income taxes (Continued)

Deferred Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and carryforwards. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2016	2015
Deferred tax assets
Loans and borrowings	$138,451	$138,311
Employee benefit plans	2,895	2,849
Other liabilities	3,839	6,134
Currency losses, net	12,895	8,751
Deferred revenue	37,377	40,131
Other—net	5,513	4,460
Tax loss carryforwards	7,009	7,480
Deferred tax assets, gross	207,979	208,116
Valuation allowance	(1,412)	(1,495)
Net deferred income tax asset	206,567	206,621
Deferred tax liabilities
Rental equipment and other property, plant, and equipment	(257,514)	(265,033)
Intangible assets	(18,378)	(20,053)
Foreign earnings	(16,944)	(17,963)
Deferred tax liability	(292,836)	(303,049)
Net deferred income tax liability	$(86,269)	$(96,428)

Tax loss carryforwards totaled $84.8 million at December 31, 2016. All tax loss carryforwards expire between 2017 and 2036. The availability of these tax losses to offset future income varies by jurisdiction. Furthermore, the ability to utilize the tax losses may be subject to additional limitations upon the occurrence of certain events, such as a change in the ownership of the Company. A valuation allowance has been established against the deferred tax assets of certain of the Company’s tax loss carryforwards to the extent it is not more likely than not they will be realized.

The Company’s tax loss carryforwards are as follows at December 31, 2016 (in millions):

Jurisdiction	Loss Carryforward	Expiration	Valuation Allowance
United States	$76.1	2017 - 2036	None
Mexico	8.5	2017 - 2027	None
Canada	0.2	2017 - 2036	100%
Total	$84.8

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

13. Income taxes (Continued)

Undistributed earnings of certain of the Company’s foreign subsidiaries amount to approximately $70.0 million at December 31, 2016. $44.3 million of those undistributed earnings are not considered indefinitely reinvested or have already been subject to tax at the applicable Company parent, and as a result the Company has recorded $16.9 million of deferred taxes at December 31, 2016. The remaining $25.7 million of those earnings are considered indefinitely reinvested and accordingly no income taxes have been provided thereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company could be subject to potential additional income taxes. Determination of the amount of unrecognized deferred income taxes on such earnings is not practicable due to the complexities associated with its hypothetical calculation.

Unrecognized Tax Positions

The Company is subject to taxation in United States, Canada, Mexico and state jurisdictions. The Company’s tax returns are subject to examination by the applicable tax authorities prior to the expiration of statute of limitations for assessing additional taxes, which generally ranges from two to five years after the end of the applicable tax year. Therefore, as of December 31, 2016, tax years for 2011 through 2016 generally remain subject to possible examination by the tax authorities. In addition, in the case of certain tax jurisdictions in which the Company has loss carryforwards, the tax authority in some of these jurisdictions may examine the amount of the tax loss carryforward based on when the loss is utilized rather than when it arises. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2016	2015	2014
Unrecognized tax benefits—January 1,	$65,079	$61,389	$59,450
Increases based on tax positions related to current period	818	1,182	2,024
Change to positions that only affect timing	(14)	(5)	—
Increases based on tax positions related to prior period	32	2,723	—
Decreases based on tax positions related to prior period	(4,061)	(210)	(85)
Unrecognized tax benefits—December 31,	$61,854	$65,079	$61,389

At December 31, 2016, 2015, and 2014, there are $59.3 million, $62.5 million, and $58.8 million of unrecognized tax benefits that, if recognized, would affect the annual effective tax rate.

The Company classifies interest on tax deficiencies and income tax penalties within income tax expense. During the years ended December 31, 2016, 2015, and 2014, the Company recognized approximately $96, $71, and $34 in interest and penalties, respectively. The Company had approximately $245 and $145 for the payment of interest and penalties accrued at December 31, 2016 and 2015, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

13. Income taxes (Continued)

Future tax settlements or statute of limitation expirations could result in a change to the Company’s uncertain tax positions. The Company believes, that the reasonably possible total amount of unrecognized tax benefits, as of December 31, 2016, that could increase or decrease in the next 12 months as a result of various statute expirations, audit closures and/or tax settlements would not be material.

14. Fair value

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The Company has assessed that the fair value of cash and short-term deposits, trade receivables, trade payables, bank overdrafts, other current liabilities, and other debt approximate their carrying amounts largely due to the short-term maturities of these instruments.

The carrying amounts and fair values of financial assets and liabilities, including their level in the fair value hierarchy, are as follows:

	Carrying	Fair Value
December 31, 2016	Amount	Level 1	Level 2	Level 3
Financial assets (liabilities) not measured at fair value
ABL facility	$(623,715)	$—	$(628,074)	$—
Total	$(623,715)	$—	$(628,074)	$—

	Carrying	Fair Value
December 31, 2015	Amount	Level 1	Level 2	Level 3
Financial assets (liabilities) measured at fair value
Contingent consideration	$(4,582)	$—	$—	$(4,582)
Total	$(4,582)	$—	$—	$(4,582)
Financial assets (liabilities) not measured at fair value
ABL facility	$(684,809)	$—	$(694,715)	$—
Total	$(684,809)	$—	$(694,715)	$—

There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2016 and 2015.

ABL Revolver

The fair value of the Company’s ABL Revolver is primarily based upon observable market data such as market interest rates.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

14. Fair value (Continued)

Notes due from affiliates and Notes due to Affiliates

The fair value of the notes due from affiliates and the notes due to affiliates is discussed in further detail in Notes 6 and 10, respectively.

Contingent consideration

In connection with its acquisition of Target Logistics Management, LLC (“Target Logistics”), the Company entered into an earnout agreement (the “Earnout Agreement”), which provides for contingent consideration (the “Target Earnout”) to the former owners of Target Logistics upon an exit event. The contingent consideration under the Earnout Agreement is dependent on cumulative value creation over the years between the acquisition and an exit event, as defined in the Earnout Agreement. Amounts payable under the Earnout Agreement upon an exit event are to be paid in shares of Holdings if such cumulative value creation goals are achieved. At December 31, 2016 and December 31, 2015 the fair value of the Target Earnout liability was $0 and $4,582, respectively. Changes to the fair value of the Target Earnout are recorded in the statement of comprehensive loss in change in fair value of contingent consideration. The Company recorded income as a result of the reduction in fair value of $4,581 and $50,500 for the years ended December 31, 2016 and 2015, respectively. The Company recorded expense, as a result of the increase in fair value, of $48,515 for the year ended December 31, 2014.

The Target Earnout is based on the future amounts of EBITDA and capital expenditures of Target Logistics and the future EBITDA exit multiple value of Target Logistics or the Company at an exit event. In 2015, the Company re-evaluated the weighting of the alternate types of exit events, as defined in the Target Earnout, which was the primary cause for the change in the fair value of the contingent consideration recorded. The Company extends the estimated years (term) to exit to reflect ASG’s strategic priorities. At December 31, 2016, 2015, and 2014, the following key assumptions were utilized in developing the contingent consideration liability:

Inputs	December 31, 2016	December 31, 2015	December 31, 2014
EBITDA volatility	43.0%	23.0%	32.0%
Discount rate	13.5%	12.3%	11.5%
Exit multiple	6.0x	9.4x	11.0x
Estimated years (Term) to exit	0.75 - 1.75	0.75 - 2.25	0.75 - 2.25

An increase in the exit multiple of 1.0x at December 31, 2016 and 2015 would result in increases in the fair value of the contingent consideration of zero and $3.0 million, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

15. Restructuring

The Company incurred costs of $2,810, $9,185 and $681 during the years ended December 31, 2016, 2015 and 2014, respectively, associated with restructuring plans designed to streamline operations and reduce costs. The $681 incurred in 2014 was paid during 2014 without further accruals or reversals.

The following is a summary of the activity in the restructuring accrual activity for each year:

	Employee termination costs	Impairment of long-lived assets	Total
Balance at December 31, 2014	$—	$—	$—
Charges during the period	7,303	1,882	9,185
Cash payments during the period	(5,204)	—	(5,204)
Non-cash utilization	—	(1,882)	(1,882)
Foreign currency & other	(44)	—	(44)
Balance at December 31, 2015	2,055	—	2,055
Charges during the period	2,810	—	2,810
Cash payments during the period	(3,092)	—	(3,092)
Foreign currency & other	20	—	20
Balance at December 31, 2016	$1,793	$—	$1,793

The 2016 restructuring charges relate primarily to employee termination costs. As part of the restructuring plan, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees will be recognized over the period from the date of communication of termination to the employee to the actual date of termination.

The 2015 restructuring costs relate primarily to employee termination costs and impairments of long-lived assets to be disposed of to reduce the carrying value to their estimated fair value. As part of the restructuring plan initiated during 2015, certain employees were required to render future service in order to receive their termination benefits. The termination costs associated with these employees was recognized over the period from the date of communication of termination to the employee to the actual date of termination.

The Company anticipates that the remaining actions contemplated under the $1,793 accrual as of December 31, 2016, will be substantially completed during 2017.

Segments

The $2,810 of restructuring charges for the year ended December 31, 2016 includes: $246 of charges pertaining to the Modular—US segment; $401 of charges pertaining to the Modular—Other North America segment; and $2,163 of charges pertaining to Corporate.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

15. Restructuring (Continued)

The $9,185 of restructuring charges for the year ended December 31, 2015 includes: $5,532 of charges pertaining to the Modular—US segment; $1,816 of charges pertaining to the Modular—Other North America segment; and $1,837 of charges pertaining to Corporate.

The $681 of restructuring charges for the year ended December 31, 2014 pertains to the Modular—US segment.

16. Long-term Incentive Plan

ASG maintains a management incentive plan (the “Plan”), which includes participants who are employees or former employees of the Company. Participants in the Plan received shares of Algeco Scotsman Management S.C.A. (“ASM”), a subsidiary of Holdings outside of ASG. Other than the potential payout described below, holders of shares of ASM have no rights.

Participants in the Plan are entitled to a payout, the amount of which depends on the enterprise value (“EV”) of ASG at a sale (of all equity securities or substantially all assets), listing or liquidation (“Exit”). The payout increases as the EV increases and is payable in either cash or shares depending on the level of EV. The share-based payment awards under the Plan are considered to contain both service conditions, as a result of vesting requirements over three or four years and performance conditions and the performance conditions would not be considered probable until an Exit occurs. Therefore, the Company has not recognized any compensation expense related to the Plan in the consolidated financial statements.

In June 2014, ASG implemented a long term cash incentive plan (“LTCIP”) for active employees who participate in the Plan. The LTCIP is a cash award plan with annual allocations to a bonus pool based on the annual performance of ASG and is payable, in certain circumstances, on an Exit which, for purposes of the LTCIP does not include a liquidation. Participants vest over a four-year period beginning with the effective date of their award and fully vest at an Exit if an Exit occurs prior to the completion of vesting. At an Exit, a participant will receive the higher of the award under the Plan or the LTCIP. Payment will be made under the Plan first with any additional amount, if applicable, paid from LTCIP. Any amounts payable under the LTCIP are payable in cash. The awards under the LTCIP are considered to contain both service and performance conditions and the performance conditions would not be considered probable until an Exit occurs. Therefore, the Company has not recognized any compensation expense related to the LTCIP in its consolidated financial statements.

The estimated fair value of the payout, based upon the estimated EV of ASG, under the Plan and the LTCIP upon an Exit that would be associated with the Company’s participants was $28,176 and $31,102 at December 31, 2016 and 2015, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

17. Commitments and contingencies

Commitments

The Company leases certain equipment, vehicles and real estate under non-cancellable operating leases, the terms of which vary and generally contain renewal options. Total rent expense under these leases is recognized ratably over the initial term of the lease. Any difference between the rent payment and the straight-line expense is recorded as a liability.

Rent expense included in the consolidated statements of comprehensive loss for cancelable and non-cancelable leases was $26,999, $32,668 and $26,452 for the years ended December 31, 2016, 2015 and 2014, respectively.

Future minimum lease payments at December 31, 2016, by year and in the aggregate, under non-cancelable operating leases are as follows:

Operating Leases
2017	$17,541
2018	13,527
2019	9,620
2020	7,567
2021	6,412
Thereafter	15,235
Total	$69,902

At December 31, 2016 and 2015, commitments for the acquisition of rental equipment and property, plant and equipment were $5,261 and $3,538, respectively.

Contingencies

Legal claims

The Company is involved in various lawsuits or claims in the ordinary course of business. Management is of the opinion that there is no pending claim or lawsuit which, if adversely determined, would have a material impact on the Company’s financial condition, results of operations or cash flows.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas

Business Segments

The Company operates in two principal lines of business; modular leasing and sales and remote accommodations which are managed separately. The remote accommodations business in North America (“Remote Accommodations”) is considered a single operating segment. Modular leasing and sales is comprised of two operating segments: US and Other North America. The US modular operating segment (“Modular—US”) is comprised of the US (excluding Alaska). The Other North America operating segment (“Modular—Other North America”) is comprised of: Canada (including Alaska) and Mexico. Corporate and other includes eliminations of costs and revenue between segments and the costs of certain corporate functions not directly attributable to the underlying segments. Total assets for each reportable segment are not available because the Company utilizes a centralized approach to working capital management.

Accounting policies for measuring segment operations and assets are consistent with those described in Note 1. Transactions between reportable segments are not significant.

The Company evaluates business segment performance on Adjusted EBITDA, which excludes certain items as described in the reconciliation of WSII’s consolidated net loss before tax to Adjusted EBITDA reconciliation below. Management believes that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.

The Company also regularly evaluates gross profit by segment to assist in the assessment of its operational performance. The Company considers Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas (Continued)

The following tables set forth certain information regarding each of the Company’s reportable segments for the years ended December 31, 2016, 2015 and 2014:

	Year ended December 31, 2016
	Modular—US	Modular—Other North America	Remote Accommodations	Corporate & other	Consolidated
Revenues
Leasing and services revenue:
Modular leasing	$238,159	$45,984	$—	$(593)	$283,550
Modular delivery and installation	74,410	7,635	—	(153)	81,892
Remote accommodations	—	—	149,467	—	149,467
Sales:
New units	34,812	4,416	—	—	39,228
Rental units	18,115	3,969	—	(142)	21,942
Total revenues	365,496	62,004	149,467	(888)	576,079
Costs
Cost of leasing and services:
Modular leasing	68,477	7,039	—	—	75,516
Modular delivery and installation	68,718	6,641	—	—	75,359
Remote accommodations	—	—	52,030	(885)	51,145
Cost of sales:
New units	24,427	3,245	—	(3)	27,669
Rental units	7,995	2,899	—	—	10,894
Depreciation on rental equipment	56,883	12,098	36,300	—	105,281
Gross profit	$138,996	$30,082	$61,137	$—	$230,215
Adjusted EBITDA	$103,798	$24,360	$83,553	$(20,759)	$190,952
Other selected data
Selling, general and administrative expense	$92,074	$17,841	$13,883	$29,178	$152,976
Other depreciation and amortization	$6,235	$1,115	$5,029	$1,669	$14,048
Capital expenditures for rental fleet	$60,418	$3,550	$5,102	$—	$69,070

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas (Continued)

	Year ended December 31, 2015
	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Revenues
Leasing and services revenue:
Modular leasing	$225,301	$75,612	$—	$(701)	$300,212
Modular delivery and installation	71,986	11,117	—	—	83,103
Remote accommodations	—	—	181,692	—	181,692
Sales:
New units	43,193	11,166	—	—	54,359
Rental units	12,168	3,493	—	—	15,661
Total revenues	352,648	101,388	181,692	(701)	635,027
Costs
Cost of leasing and services:
Modular leasing	69,226	10,855	—	—	80,081
Modular delivery and installation	67,836	10,124	—	—	77,960
Remote accommodations	—	—	73,748	(642)	73,106
Cost of sales:
New units	34,733	8,952	—	(59)	43,626
Rental units	7,716	2,539	—	—	10,255
Depreciation on rental equipment	64,894	13,199	29,551	380	108,024
Gross profit	$108,243	$55,719	$78,393	$(380)	$241,975
Adjusted EBITDA	$85,448	$45,495	$94,847	$(21,499)	$204,291
Other selected data
Selling, general and administrative expense	$88,088	$23,561	$13,375	$27,428	$152,452
Other depreciation and amortization	$6,457	$1,248	$6,193	$14,970	$28,868
Capital expenditures for rental fleet	$98,135	$16,285	$62,552	$—	$176,972

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas (Continued)

	Year ended December 31, 2014
	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
Revenues
Leasing and services revenue:
Modular leasing	$211,018	$98,319	$—	$(449)	$308,888
Modular delivery and installation	70,212	13,152	—	—	83,364
Remote accommodations	—	—	139,468	—	139,468
Sales:
New units	58,536	29,338	—	—	87,874
Rental units	18,660	6,165	—	—	24,825
Total revenues	358,426	146,974	139,468	(449)	644,419
Costs
Cost of leasing and services:
Modular leasing	67,360	11,504	—	—	78,864
Modular delivery and installation	63,195	10,475	—	—	73,670
Remote accommodations	—	—	67,843	(475)	67,368
Cost of sales:
New units	46,698	22,587	—	27	69,312
Rental units	12,726	4,035	—	(1)	16,760
Depreciation on rental equipment	53,490	13,566	21,628	913	89,597
Gross profit	$114,957	$84,807	$49,997	$(913)	$248,848
Adjusted EBITDA	$84,103	$74,817	$55,213	$(32,712)	$181,421
Other selected data
Selling, general and administrative expense	$84,337	$23,511	$16,410	$37,708	$161,966
Other depreciation and amortization	$5,933	$1,339	$6,558	$18,991	$32,821
Capital expenditures for rental fleet	$21,511	$37,712	$49,022	$—	$108,245

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas (Continued)

The following table presents a reconciliation of WSII’s consolidated loss before income tax to Adjusted EBITDA:

	Year Ended December 31,
	2016	2015	2014
Loss before income tax	$(41,894)	$(113,191)	$(101,784)
Interest expense, net	86,789	83,039	82,917
Depreciation and amortization	119,329	136,892	122,418
Currency (gains) losses, net	13,098	12,122	17,557
Change in fair value of contingent considerations	(4,581)	(50,500)	48,515
Goodwill and other impairment charges	5,532	118,840	2,849
Restructuring costs	2,810	9,185	681
Loss on extinguishment of debt	—	—	2,324
Other expense	9,869	7,904	5,944
Adjusted EBITDA	$190,952	$204,291	$181,421

Assets related to our reportable segments include the following:

	Modular—US	Modular— Other North America	Remote Accommodations	Corporate & other	Consolidated
As of December 31, 2016:
Goodwill	$—	$56,811	$—	$—	$56,811
Other intangibles, net	$—	$—	$28,523	$125,000	$153,523
Rental equipment, net	$631,643	$183,255	$189,619	$—	$1,004,517
As of December 31, 2015:
Goodwill	$—	$61,776	$—	$—	$61,776
Other intangibles, net	$—	$—	$32,722	$125,000	$157,722
Rental equipment, net	$638,619	$193,967	$220,277	$—	$1,052,863

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

18. Segment Reporting and Geographic Areas (Continued)

Geographic Areas

The Company has net sales and long-lived assets in the following geographic areas:

	United States	Canada	Mexico	Consolidated
2016
Total Revenue	$527,596	$35,401	$13,082	$576,079
Long-lived assets	$945,161	$129,848	$18,022	$1,093,031
2015
Total Revenue	$555,537	$61,953	$17,537	$635,027
Long-lived assets	$995,178	$132,434	$22,970	$1,150,582
2014
Total Revenue	$516,179	$108,477	$19,763	$644,419
Long-lived assets	$949,152	$167,410	$27,782	$1,144,344

Long-lived assets include rental equipment, property, plant and equipment, net of accumulated depreciation.

The following table presents revenue by major product and service line.

	Year Ended December 31
	2016	2015	2014
Modular space leasing revenue (1)	$256,123	$273,763	$281,757
Portable storage leasing revenue	18,439	19,224	19,379
Other leasing-related revenue	8,988	7,225	7,752
Modular leasing revenue	283,550	300,212	308,888
Modular delivery and installation revenue	81,892	83,103	83,364
Remote accommodations leasing revenue	79,957	73,332	2,239
Remote accommodations service revenue	69,510	108,360	137,229
Total leasing and services revenue	514,909	565,007	531,720
New unit sales	39,228	54,359	87,874
Rental unit sales	21,942	15,661	24,825
Total revenues	$576,079	$635,027	$644,419

(1)                                 Includes leasing revenue for VAPS

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

19. Related parties

The related party balances included in the Company’s consolidated balance sheet at December 31 consisted of the following:

Description	Financial statement Line Item	2016	2015
Receivables due from affiliates	Prepaid Expenses and other current assets	$19,950	$21,189
Interest receivable on notes due from affiliates	Prepaid Expenses and other current assets	10,042	9,204
Current portion of notes due from affiliates	Current portion of notes due from affiliates	—	202,922
Notes due from affiliates	Notes due from affiliates	256,625	66,966
Amounts due to affiliates	Accrued liabilities	(961)	(1,713)
Accrued interest on notes due to affiliates	Accrued interest	(24,682)	(19,852)
Current portion of notes due to affiliates	Current portion of notes due to affiliates	—	(8,343)
Long-term notes due to affiliates	Long-term notes due to affiliates	(677,240)	(653,177)
	Total related party liabilities, net	$(416,266)	$(382,804)

The related party transactions included in the Company’s consolidated statement of comprehensive loss for the years ended December 31 consisted of the following:

Description	Financial statement line item	2016	2015	2014
Management fees and recharge (income) expense on transactions with affiliates	Selling, general & administrative expenses	$3,894	$(436)	$2,675
Interest income on notes due from affiliates	Interest income	(10,228)	(9,778)	(9,529)
Interest expense on notes due to affiliates	Interest expense	58,756	58,148	57,578
	Total related party expenses, net	$52,422	$47,934	$50,724

Additionally, the Company had capital expenditures of rental equipment purchased from related party affiliates of $482, $4,620, and zero for the years ended December 31, 2016, 2015, and 2014, respectively.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

20. Subsequent events

Senior Secured Notes with TDR Affiliate

In May 2017, ASG entered into a senior secured loan agreement with an affiliate of TDR, maturing October 15, 2018. The agreement provides for borrowings in an aggregate amount of up to $75.0 million; of which, the full amount was drawn by the Company as of the date of issuance of these financial statements. The Company is required to pay interest in cash on loans outstanding under the agreement at an interest rate of 8.5% per annum, payable semi-annually. The agreement contains covenants and events of default and complies with the terms of the Company’s long-term financing arrangements.

Iron Horse Transaction

On July 31, 2017, an affiliate of TDR acquired substantially all the assets, and assumed certain liabilities, of Iron Horse Managing Services, LLC and Iron Horse Ranch Yorktown, LLC (together, “Iron Horse Ranch”). Concurrently with the acquisition, the TDR affiliate entered into certain agreements with Target Logistics, pursuant to which Target Logistics will manage Iron Horse Ranch.

Agreement to Sell North American Modular Business and ABL amendment

On August 21, 2017, ASG announced that it and certain of its subsidiaries have entered into a definitive agreement (the “Stock Purchase Agreement”) with Double Eagle Acquisition Corp., a publicly traded special purpose acquisition company (“DEAC”), to sell its North American modular space and portable storage operations to Williams Scotsman Holdings Corp. (“Holdco”), a newly-formed subsidiary of DEAC (the “Transaction”).

The Transaction will be effected through the sale of all of the outstanding shares of Williams Scotsman International, Inc. (“WSII” and together with its subsidiaries, “Williams Scotsman”) to Holdco, at which time, Williams Scotsman will operate independently of ASG (ASG after giving effect to the sale of Williams Scotsman and the other transactions described in this section is hereinafter referred to as the “Remaining Algeco Business”).

Pursuant to the Stock Purchase Agreement, ASG will sell Williams Scotsman for an aggregate purchase price of $1.1 billion, of which $1.0215 billion shall be paid in cash (the “Cash Consideration”) to ASG or used to repay certain indebtedness of ASG (as described in more detail below) and the remaining $78.5 million shall be paid in the form of a 10% common equity interest in Holdco (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Consideration”). ASG will have the right (but not the obligation) to require TDR to purchase all, but not less than all, of the Stock Consideration for $78.5 million at any time during the first twelve months after the closing of the transaction. The Stock Consideration will be exchangeable, at the option of ASG or its permitted transferees, pursuant to the terms of an exchange agreement, for shares of common stock of DEAC.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

20. Subsequent events (Continued)

Prior to completing the Transaction, ASG will conduct a carve-out transaction in its North American business to carve-out certain assets related to the remote accommodation business in the United States and Canada (Target Logistics) from Williams Scotsman and incorporate this division into the Remaining Algeco Business. As a result, the Remaining Algeco Business will consist of all of ASG’s operations in Europe, Asia Pacific and Target Logistics. In connection therewith, Williams Scotsman and DEAC will enter into a transition services agreement with ASG to ensure the orderly transition of the Williams Scotsman business to DEAC.

Furthermore, on August 21, 2017, and in connection with the Transaction, ASG and the other parties thereto entered into an amendment to the ABL Revolver to (i) permit the sale of Williams Scotsman to Holdco, (ii) permit the acquisition by ASG of all of the equity interests or all or substantially all of the assets of Iron Horse Ranch (“Iron Horse”), (iii) permit the acquisition by ASG of Touax’s European Modular Division (“Touax”), (iv) reduce the commitments under the US revolving facility provided pursuant to the ABL Revolver to $150.0 million and make a related prepayment under the US revolving facility, (v) repay the Canadian revolving facility provided pursuant to the ABL Revolver and terminate the related Canadian revolver commitment, (vi) reduce the revolving commitments under the Australia/New Zealand revolving facility provided pursuant to the ABL Revolver to $120.0 million and (vii) effect certain other amendments, releases and consents to the ABL Revolver (the “ABL Revolver Amendment”). The closing of the ABL Revolver Amendment is conditional upon, and will occur simultaneously with, the closing of the Transaction.

In connection with the Transaction, ASG (i) will repay or will direct WSII to use approximately $625.0 million of the Cash Consideration to prepay certain amounts outstanding under the US revolving facility established pursuant to the ABL Revolver, (ii) will use approximately $40.0 million of the Cash Consideration to prepay in full all amounts outstanding under the Canadian revolving credit facility established pursuant to the ABL Revolver and (iii) will use approximately $10.0 million to repay outstanding letters of credits of its direct subsidiaries, in each case assuming that the Transaction will close in October 2017. It is currently anticipated that ASG will use a portion of the remaining Cash Consideration to finance the previously announced acquisitions of Iron Horse and Touax, respectively.

Immediately following the Transaction, the entities comprising Williams Scotsman will no longer be subsidiaries of ASG. Accordingly, the entities comprising Williams Scotsman will no longer be obligors under, or guarantee any of, the Remaining Algeco Business’s outstanding indebtedness and the liens on the stock and assets of such entities securing the Remaining Algeco Business’s outstanding indebtedness will be released.

Williams Scotsman International, Inc.

Notes to Consolidated Financial Statements (Continued)

(amounts in thousands, unless stated otherwise)

20. Subsequent events (Continued)

Through a limited liability company incorporated under the laws of Luxembourg, which is principally owned by an investment fund managed by TDR, TDR holds a majority interest in ASG and is also expected to hold a minority interest in DEAC, following the Transaction. The closing of the Transaction is subject to a number of conditions including the approval of the Transaction by the requisite number of stockholders of DEAC, a financing condition, applicable regulatory clearances and other customary closing conditions. Failure to satisfy any of the aforementioned conditions could result in the Transaction not being completed on a timely basis, or at all. In the event that the Transaction is not consummated by December 19, 2017 (or such other date as is agreed in writing between the parties to the Stock Purchase Agreement), the Stock Purchase Agreement may be terminated by either party. The Stock Purchase Agreement contains customary representations and warranties and provides for limited post-closing indemnification of Holdco regarding certain matters by ASG.

Subsequent events evaluation

The Company has evaluated subsequent events through September 6, 2017, the date of issuance of these financial statements, and determined that no subsequent events had occurred that would require recognition in its consolidated financial statements for the year ended December 31, 2016 and that, other than the matters discussed above and the matters discussed in Note 9, no subsequent events have occurred that would require disclosure in the notes thereto.